American Eagle Energy Acquires Additional Spyglass Interest

LITTLETON, CO, January 3 2013 /PRNewswire/ — American Eagle Energy Corporation (OTCQX: AMZG; “American Eagle” or the “Company”) is pleased to announce the acquisition of additional working interest in several key non-operated spacing units in the Spyglass Project area. The purchase price is $8,000,000, of which thirty percent was paid on December 31 with the balance due and payable by June 30, 2013, has an economic effective date of November 1, 2012. The seller is an affiliate of one of the Company’s non-operating partners in the Spyglass Project area. This transaction, which closed on December 31, 2012, is one of the two pending acquisitions referenced by the Company in yesterday’s announcement of its $18 million financing agreement with Macquarie Bank Ltd.

The spacing units included in the acquisition are operated by Samson Resources and are being aggressively developed in both the Three Forks and Middle Bakken Formations. Samson has approved spacing orders allowing the drilling of up to 28 wells in the subject spacing units. As of the closing date, there were nine producing wells in the subject area making approximately 3,340 BOPD yielding approximately 285 BOPD, net to the acquired working interest. There are five additional wells in various stages of drilling and completion. Based on a third-party engineering report, the estimated net present value discounted at 10% (NPV10) of these 14 active locations is approximately $11,400,000.

“This production acquisition in the Spyglass area squarely fits within American Eagle’s strategy of consolidating its interests in properties that have a well understood risk profile and good reserve potential,” said Brad Colby, American Eagle’s President, “Our recently announced financing agreement with Macquarie Bank allowed us to take advantage of this timely acquisition opportunity and to put the funds to work immediately to generate additional cash flow and supplement our reserve position in the area.”

About American Eagle Energy Corporation:

American Eagle Energy Corporation is engaged in the exploration and production of petroleum and natural gas in North America. Currently, American Eagle is focused primarily on exploiting unconventional resource plays within the Bakken and Three Forks formations. The Company operated under the name Eternal Energy Corp. until December 2011 when it changed its name to American Eagle Energy Corporation upon its acquisition of American Eagle Energy Inc., another oil and gas company engaged in a similar business with which the Company shared certain properties and prospects.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements relating to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, potential contracts, and/or aspects of litigation. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of American Eagle Energy Corporation.

These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions. Persons are encouraged to read American Eagle Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011, and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2012, all as filed with the Securities and Exchange Commission for meaningful cautionary language in respect of forward-looking statements in this press release. Interested persons are able to obtain free copies of filings containing information about the Company at the SEC’s internet site (http://www.sec.gov). American Eagle Energy Corporation does not assume any obligation to update any of these forward-looking statements.

CONTACT:         Brad Colby, President

American Eagle Energy Corporation

(303) 798-5235